Exhibit 10.1

April 26, 2016

Stephanie Ferris

Re:     Confirmation Letter

Dear Stephanie:

On behalf of Mark Heimbouch, it is my pleasure to provide you with this letter formalizing your position as Chief Financial Officer. In your new position, you will also be a member of the Executive Committee at Vantiv. You are scheduled to start your new position effective April 26, 2016.

Compensation
Your annualized salary will be $330,000, which is payable in accordance with our Company’s regular payroll practices.

Variable Compensation Plan
You will continue to be eligible to participate in Vantiv’s Variable Compensation Plan, which is an annual incentive plan that is paid based on the Company’s achievement of established financial goals and your achievement of individual goals. Your target bonus opportunity will be 75% of your base salary. The actual payout, if any, may be less than or greater than your target depending on the level at which Vantiv achieves its annual goals and the achievement of your individual performance objectives, which will be established by you and your manager.

Equity Award
Initial Award. Subject to the approval of Vantiv’s Compensation Committee, you will receive a restricted stock award with a fair market value equal to $250,000 on the date of the grant. The entire award will cliff vest on the third anniversary of the grant date, subject to your continued service on such date. The grant date of your award will be the date of the Board of Directors’ April 26, 2016 meeting. The award will be made pursuant to the Vantiv, Inc. 2012 Equity Incentive Plan or successor plan and is further conditioned upon your review and acceptance of Vantiv’s RSA Agreement. The RSA Agreement will include non-solicitation and non-compete provisions.

Subsequent Awards. Commencing with the annual award cycle in February 2017, you will continue to be eligible for annual grants of equity awards or other long-term incentive awards in amounts and on terms and conditions determined by Vantiv’s management and approved by the Vantiv Board of Directors or its Compensation Committee. While there can be no guarantee, it is expected that positions at your level will typically be eligible to receive additional equity grants targeted at 200% of your base salary. Based upon your current base salary the targeted annual equity award would be the equivalent of $660,000.

Severance Pay
You have been identified as a Participant in the Vantiv, LLC Executive Severance Plan (the “Severance Plan”) at the Executive Officer level. Accordingly, any severance benefits to which you may be entitled shall be governed by the terms of the Severance Plan and will be further conditioned upon your timely execution of a waiver and release of all claims arising out of your employment with Vantiv, or its affiliates, in a form that is reasonably acceptable to the Chief Legal Officer.

Section 16 Filings
As an executive officer of Vantiv, you will be required to file reports with the Securities and Exchange Commission (SEC) reflecting your ownership of, and any transaction in, Vantiv equity securities. An initial ownership report, a Form 3, is due within 10 days of your new position start date and will report your ownership of Vantiv equity securities as of your new position date. Subsequent transactions in Vantiv equity securities, such as grants, exercises, purchases, sales or other transfers, must be reported to the SEC in a Form 4 filing by the second business day following the date of the transaction. As an administrative convenience, Vantiv will file these reports on your behalf with the SEC. You have already authorized us to obtain SEC filing codes for you and to make filings on your behalf by signing a Power of Attorney.

At-Will Statement
As with all positions at Vantiv, each of us is employed on an at-will basis and no part of this letter should be construed as a contract or guarantee of continued employment for any period of time. Vantiv and each employee may terminate employment at any time. No statement in this letter or otherwise should be considered a contract of employment unless it is made in writing and signed by the Chief Executive Officer of Vantiv.

Acknowledgement
You acknowledge and agree that you are not under any contractual restrictions that would impact your ability to perform this position.  You further acknowledge that no one at Vantiv has made any representations or assurances to this effect.  You also acknowledge and understand that the use or disclosure of any confidential information or trade secret of any former employer is strictly prohibited.

To indicate your acknowledgement of this confirmation letter, please sign, date and return this letter via scanned email to Kim.Martin@vantiv.com.

Sincerely,

/s/ Kim Martin
Kim Martin
Chief Human Resources Officer

Enclosures: Restricted Share Award Agreement, Executive Severance Plan, Stock Ownership Guidelines

/s/ Stephanie Ferris	4/26/2016
Stephanie Ferris Signature	Date